                                   EXHIBIT 5.1
                      OPINION OF SUMMIT LAW GROUP, P.L.L.C.

                                 April 13, 2000

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA  98033

     Re: REGISTRATION STATEMENT ON FORM S-8 UNDER THE SECURITIES ACT OF 1933, AS AMENDED

Ladies and Gentlemen:

     We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 19,545,354 shares of Class A Common Stock, $0.001 par value per share (the "Shares"), which may be issued as follows: 16,545,354 shares pursuant to the Amended and Restated Stock Option Plan and 3,000,000 shares pursuant to the Nextel Partners Employee Stock Purchase Plan.

     Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the plans have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such Shares and the sale thereof by the Company in accordance with the terms of the plans, and the receipt of consideration therefor in accordance with the terms of the plans, such Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                         Very truly yours,

                                        /s/ SUMMIT LAW GROUP

                                        SUMMIT LAW GROUP
                                        A PROFESSIONAL LIMITED LIABILITY COMPANY